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                                                                      EXHIBIT 23

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
The viaLink Company:

We consent to incorporation by reference in the registration statements (No.333-55912) on Form S-3 and (No. 333-41320) on Form S-8 of The viaLink Company of our report dated February 27, 2002, except Note 14, which is as of March 26, 2002, relating to the consolidated balance sheets of The viaLink Company as of December 31, 2000 and 2001, and the related statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 annual report on Form 10-KSB of The viaLink Company.

Our report dated February 27, 2002, except Note 14, which is as of March 26, 2002, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and is dependent upon access to additional external financing which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.


KPMG LLP


Dallas, Texas
March 29, 2002